Exhibit 99-6

Name:	Metropolitan Life Insurance Company******
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson Energy Total Return Fund, Inc. (“KYE”)
Date of Event Requiring Statement:	May 10, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder,
Associate General Counsel
****** Metropolitan Life Insurance Company as direct owner/purchaser of 240,000 Series B Mandatory Redeemable Preferred Shares by Metropolitan Life Insurance Company, the indirect owner and investment manager.